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                                                                       Exhibit 5

                    [COOPER TIRE & RUBBER COMPANY LETTERHEAD]

                                  March 5, 2004

Securities and Exchange Commission
Judiciary Plaza
450 5th Street
Washington, DC 20549

                           Re: Pre-Tax Savings Plan At The Auburn Plant
                               Pre-Tax Savings Plan (Bowling Green-Hose)
                               Pre-Tax Savings Plan (Bowling Green-Sealing)
                               Pre-Tax Savings Plan (Clarksdale)
                               Pre-Tax Savings Plan At The El Dorado Plant
                               Pre-Tax Savings Plan At The Findlay Plant
                               Texarkana Pre-Tax Savings Plan

Ladies and Gentlemen:

         I have acted as counsel for Cooper Tire & Rubber Company, a Delaware corporation ("Registrant"), in connection with the plans listed above ("Plans"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon, I am of the opinion that:

         1. The Registrant's shares of Common Stock, par value $1 per share ("Common Stock"), that may be issued or transferred and sold pursuant to the Plans will be, when issued or transferred and sold in accordance with the Plans, duly authorized, validly issued, fully paid and nonassessable.

         2. When issued in accordance with the Rights Agreement dated as of May 1, 1998 between Registrant and Fifth Third Bank, as Rights Agent ("Rights Agreement"), the Series A Preferred Stock Purchase Rights ("Rights") will be validly issued.

         The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. I do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the Common Stock to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                        Very truly yours,

                                        /s/ James E. Kline
                                            ------------------------------------
                                            James E. Kline